EXHIBIT 99.1
ENTERPRISE FINANCIAL REPORTS FIRST QUARTER 2020 RESULTS

First Quarter Results

•	Net income of $12.9 million, $0.48 per diluted share, including the impact of provision for credit losses of $0.63 per share

•	Net interest margin (tax equivalent) of 3.79%

•	Return on average assets of 0.70%

•	Loans increased $143.2 million, or 11% annualized

•	Deposits increased $218.9 million, or 15% annualized

St. Louis, Mo. April 20, 2020 – Enterprise Financial Services Corp (Nasdaq: EFSC) (the “Company” or “EFSC”) reported net income of $12.9 million for the first quarter 2020, a decrease of $16.2 million compared to the linked fourth quarter (“linked quarter”) and a decrease of $3.3 million from the prior year quarter. Earnings per diluted share (“EPS”) was $0.48 for the first quarter 2020, compared to $1.09 and $0.67 for the linked and prior year quarters, respectively. Net income and EPS in the current quarter declined from the linked quarter and prior year quarter primarily due to an increase in provision for credit losses, described in more detail below. Merger-related expenses also impacted the results in the prior year quarter.

In the first quarter of 2020, the Company adopted the new accounting standard, commonly referred to as CECL, to estimate credit losses. Due to current economic conditions, the provision for credit losses was $22.3 million for the first quarter 2020, compared to $1.3 million for the linked quarter and $1.5 million for the first quarter 2019. CECL requires economic forecasts to be factored into determining estimated losses. As a result, CECL will typically require a higher level of provision at the start of an economic downturn.

Jim Lally, EFSC’s President and Chief Executive Officer, commented, “Currently, we are faced with unprecedented and rapidly evolving global challenges presented by the COVID-19 pandemic. Our sympathy goes out to everyone who has been impacted, and we are thankful for all the healthcare workers and other essential business employees who continue to keep us safe. The pandemic and resulting social distancing measures across the country have had a profound impact on how business has been conducted across all industries. Considering these challenges, it has been extremely encouraging to see how our associates have risen to the task of working remotely while continuing to serve our customers. We are actively working with our customers to provide support for all their financial needs. Our associates worked around the clock to put an operational framework in place for the rollout of the SBA’s Paycheck Protection Program. I am proud to say that we have processed over 1,500 applications and have received approval from the SBA to fund more than $680 million of loans to our customers, providing much needed relief to over 67,000 employees within our communities.”

Lally continued, “Despite the challenges of the COVID-19 pandemic and the substantial decrease in short-term interest rates, we had a strong first quarter. We had record operating revenue of $76.8 million, an expanded net interest margin and a stable efficiency ratio. While our provision for credit losses increased under CECL, we believe our asset quality is strong, and our loan portfolio continues to grow. Our focus on continuous improvement, which has been a cornerstone of our strategic plan, has served us well in this environment. We have taken proactive and disciplined steps to ensure the safety of our employees and customers as well as to manage our financial performance. We believe our liquidity, strong balance sheet and capital levels will aid us in navigating these uncertain times and position us to continue to serve our customers and communities.”

Highlights
The Company closed its acquisition of Trinity Capital Corporation (“Trinity”) on March 8, 2019. The results of operations of Trinity are included in our results from this date forward, which may affect certain comparisons to the first quarter of 2019.

•
Earnings - Net income in the first quarter 2020 was $12.9 million and EPS was $0.48. Pre-tax pre-provision income[1] (“PTPP”) of $38.1 million in the first quarter 2020, increased $0.4 million and $16.4 million from the linked-quarter and first quarter 2019, respectively.

•
Net interest income and net interest margin - Net interest income of $63.4 million for the first quarter 2020, increased $1.8 million and $11.0 million, from the linked quarter and first quarter 2019. The net interest margin (“NIM”) was 3.79% for the first quarter 2020, compared to 3.68% and 3.87% for the linked quarter and first quarter 2019, respectively.

•
Loans - Total loans grew $143.2 million, or 10.8% annualized, to $5.5 billion as of March 31, 2020. Year-over-year, loans grew $440.4 million, or 8.8%, from $5.0 billion as of March 31, 2019. Growth in the loan portfolio was broad-based across most lending categories.

•
Deposits - Total deposits grew $218.9 million, or 15.3% annualized, to $6.0 billion as of March 31, 2020. Year-over-year, deposits grew $452.8 million, or 8.2%, from $5.5 billion as of March 31, 2019. Noninterest deposit accounts represented 22.6% of total deposits at March 31, 2020, and the loan to deposit ratio was 91.1%.

•
Asset quality - The allowance for loan losses to total loans increased to 1.69% at March 31, 2020 from 0.81% and 0.86% at December 31, and March 31, 2019, respectively. The adoption of the CECL accounting standard on January 1, 2020 increased the allowance by $28.4 million and the allowance coverage ratio by 0.53% of total loans. The provision for credit losses on loans for the first quarter 2020 increased the allowance by $21.7 million.

•
Capital - Total shareholders’ equity was $846.4 million and the tangible common equity to tangible assets ratio was 8.42% at March 31, 2020. Regulatory capital ratios remain “well-capitalized”, with a common equity tier 1 ratio of 9.58% and a total risk-based capital ratio of 12.85%.

In the first quarter 2020, the Company repurchased 456,251 shares at an average price of $33.64 prior to suspending its repurchase of shares through the share repurchase plan in March. There are 95,907 shares available for repurchase under the existing authorization.

The Company’s Board of Directors approved a quarterly dividend of $0.18 per common share, payable on June 30, 2020 to shareholders of record as of June 15, 2020.

•
Liquidity - The Company maintains a high level of both on-balance-sheet and off-balance-sheet liquidity. At March 31, 2020, on-balance-sheet liquidity consisted of cash and unpledged investment securities of $1.1 billion. Off-balance-sheet liquidity totaled $1.8 billion through the Federal Home Loan Bank, Federal Reserve and correspondent bank lines. The Company also has an unused $25 million revolving line of credit and maintains a shelf registration allowing for the issuance of various forms of equity and debt securities.

1 PTPP is a non-GAAP measure. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

Net Interest Income
Net interest income for the first quarter increased $1.8 million to $63.4 million from $61.6 million in the linked quarter, and increased $11.0 million from the prior year period. The increase from the linked quarter was primarily due to growth in the average loan portfolio while the increase from the prior year period was primarily due to the Trinity acquisition and organic growth. NIM, on a tax equivalent basis, was 3.79% for the first quarter, compared to 3.68% in the linked quarter, and 3.87% in the first quarter of 2019.

Core net interest income and core net interest margin noted in the table below exclude incremental accretion on non-core acquired loans.

	Quarter ended
($ in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Net interest income	$63,368	$61,613	$63,046	$61,715	$52,343
Less: Incremental accretion income[2]	1,273	576	2,140	910	1,157
Core net interest income[3]	$62,095	$61,037	$60,906	$60,805	$51,186

Net interest margin (tax equivalent)	3.79%	3.68%	3.81%	3.86%	3.87%
Core net interest margin[3] (tax equivalent)	3.71	3.64	3.69	3.80	3.79

2 Represents incremental accretion income on non-core acquired loans which were acquired from the FDIC and previously covered by shared-loss agreements.
3 Core net interest income and core net interest margin are non-GAAP measures. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

Average Balance Sheets
The following table presents, for the periods indicated, certain information related to our average interest-earning assets and interest-bearing liabilities, as well as, the corresponding interest rates earned and paid, all on a tax-equivalent basis.

	Quarter ended
	March 31, 2020			December 31, 2019			March 31, 2019
($ in thousands)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans, excluding incremental accretion*	$5,352,243	$66,017	4.96%	$5,279,500	$67,085	5.04%	$4,511,387	$59,973	5.39%
Debt and equity investments*	1,346,968	9,708	2.90	1,322,017	9,699	2.92	896,936	6,292	2.84
Short-term investments	92,248	300	1.31	102,989	406	1.56	102,166	447	1.77
Total earning assets	6,791,459	76,025	4.50	6,704,506	77,190	4.57	5,510,489	66,712	4.91

Noninterest-earning assets	572,146			617,990			445,597

Total assets	$7,363,605			$7,322,496			$5,956,086

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction accounts	$1,375,154	$1,338	0.39%	$1,325,363	$1,620	0.48%	$1,077,289	$1,790	0.67%
Money market accounts	1,811,090	4,740	1.05	1,693,357	5,797	1.36	1,521,878	6,515	1.74
Savings	542,993	143	0.11	543,571	195	0.14	299,731	183	0.25
Certificates of deposit	793,213	3,667	1.86	846,253	4,096	1.92	712,269	3,332	1.90
Total interest-bearing deposits	4,522,450	9,888	0.88	4,408,544	11,708	1.05	3,611,167	11,820	1.33
Subordinated debentures	141,295	1,919	5.46	141,217	1,945	5.46	124,154	1,648	5.38
FHLB advances	220,453	895	1.63	291,057	1,371	1.87	215,420	1,398	2.63
Securities sold under agreements to repurchase	201,887	343	0.68	170,481	308	0.72	187,297	274	0.59
Other borrowings	34,270	275	3.23	36,220	293	3.21	14,900	134	3.65
Total interest-bearing liabilities	5,120,355	13,320	1.05	5,047,519	15,625	1.23	4,152,938	15,274	1.49

Noninterest-bearing liabilities:
Demand deposits	1,315,267			1,347,748			1,088,323
Other liabilities	62,948			67,555			52,371
Total liabilities	6,498,570			6,462,822			5,293,632
Shareholders' equity	865,035			859,674			662,454
Total liabilities and shareholders' equity	$7,363,605			$7,322,496			$5,956,086

Core net interest income[3]		62,705			61,565			51,438
Core net interest margin[3]			3.71%			3.64%			3.79%

Incremental accretion on non-core acquired loans		1,273			576			1,157

Total net interest income		$63,978			$62,141			$52,595
Net interest margin			3.79%			3.68%			3.87%
* Non-taxable income is presented on a tax-equivalent basis using a 24.7% tax rate. The tax-equivalent adjustments were $0.6 million for the three months ended March 31, 2020, $0.5 million for the three months ended December 31, 2019, and $0.3 million for the three months ended March 31, 2019.

3 Core net interest income and core net interest margin are non-GAAP measures. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

NIM increased 11 basis points from the linked quarter to 3.79% during the current quarter primarily due to an 18 basis point decrease in the cost of funds partially offset by lower loan yields. Significant reductions in interest rates, including one-month LIBOR, continue to impact the Company’s variable-rate loans. The Company responded to interest rate trends by reducing the cost of certain managed money market and interest-bearing transaction accounts. This effort improved the cost of money market accounts by 31 basis points compared to the linked quarter. Additionally, the Company entered into interest rate swap transactions to hedge its exposure to variability on a portion of the Company’s floating-rate debt.

The Company manages its balance sheet to defend against pressures on core net interest margin, which could be negatively impacted by continued competition for deposits, current interest rate conditions, and downward movement in short-term rates.

Loans
The following table presents total loans for the most recent five quarters:

	Quarter ended
($ in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
C&I - general	$1,186,240	$1,186,667	$1,174,569	$1,103,908	$1,128,755
CRE investor owned - general	1,319,316	1,290,258	1,281,332	1,235,596	1,183,471
CRE owner occupied - general	584,491	582,579	566,219	591,401	576,026
Enterprise value lending[a]	440,764	428,896	417,521	445,981	439,500
Life insurance premium financing[a]	496,471	472,822	468,051	465,777	440,693
Residential real estate - general	346,461	366,261	386,174	409,200	432,556
Construction and land development - general	445,909	428,681	403,590	376,597	345,207
Tax credits[a]	354,046	294,210	265,626	268,405	235,454
Agriculture	168,237	139,873	136,249	131,671	126,088
Consumer and other - general	115,582	124,090	128,683	120,961	109,327
Total Loans	$5,457,517	$5,314,337	$5,228,014	$5,149,497	$5,017,077

Total loan yield	5.06%	5.08%	5.47%	5.49%	5.50%
Total C&I loans to total loans	45%	44%	44%	44%	44%
Variable interest rate loans to total loans	60%	59%	60%	60%	60%

Certain prior period amounts have been reclassified among the categories to conform to the current period presentation
[a] Specialized categories may include a mix of C&I, CRE, Construction and land development, or Consumer and other loans.

Loans totaled $5.5 billion at March 31, 2020, increasing $143.2 million, or 10.8% annualized, compared to the linked quarter. Year-over-year, loans increased $440.4 million, or 8.8%.

In the first quarter 2020, the Company implemented several loan programs to assist its customers impacted by the COVID-19 pandemic. These programs include consumer and business deferral programs and expanded small business lines of credit. In April 2020, the Company began offering loans through the SBA’s Paycheck Protection Program that was part of the CARES Act passed by Congress.

Asset Quality
On January 1, 2020, the Company adopted the new accounting standard, commonly referred to as CECL, to estimate credit losses. Prior to the adoption of CECL, purchased credit impaired (PCI) loans were accounted for in performing pools of loans and were not individually identified as nonaccrual or classified. Under the CECL accounting model, the Company elected not to maintain PCI pools for certain loans which are now accounted for individually. Thus they are now included in nonperforming and classified loans. PCI loans are referred to as purchased credit deteriorated (PCD) under CECL.

The adoption of CECL impacted certain financial metrics as noted in the following table:

($ in thousands)	Allowance for Loan Losses	Reserve for Unfunded Commitments	Nonperforming Loans	Classified Assets
Balance, 12/31/2019	$43,288	$430	$26,425	$85,897
CECL adoption[4]	28,387	2,413	8,462	25,819
PCD loans immediately charged-off[5]	(1,680)	—	(1,680)	(1,680)
Balance, 1/1/2020	69,995	2,843	33,207	110,036
Provision for credit losses	21,695	849	—	—
Net recoveries	497	—	—	—
Net increase (decrease)	—	—	3,997	(5,282)
Balance, 3/31/2020	$92,187	$3,692	$37,204	$104,754

4 Loan balances at March 31, 2020
5 Under the Company’s credit policy, nonaccrual loans less than $100,000 are immediately charged-off.

The following table presents the categories of nonperforming assets and related ratios for the most recent five quarters:

	Quarter ended
($ in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Nonperforming loans	$37,204	$26,425	$15,569	$19,842	$9,607
Other real estate	5,072	6,344	8,498	10,531	6,804
Nonperforming assets	$42,276	$32,769	$24,067	$30,373	$16,411

Nonperforming loans to total loans	0.68%	0.50%	0.30%	0.39%	0.19%
Nonperforming assets to total assets	0.56	0.45	0.33	0.42	0.24
Allowance for loan losses to total loans	1.69	0.81	0.85	0.85	0.86
Net charge-offs	$1,183	$2,544	$1,070	$970	$1,826

Nonperforming loans increased $10.8 million to $37.2 million at March 31, 2020 from $26.4 million at December 31, 2019 primarily due to the adoption of CECL that added $6.8 million in PCD loans that were previously accounted for in an accruing pool of loans. In the first quarter 2020, the Company had net charge-offs of $1.2 million, primarily due to the administrative charge-off of nonaccrual loans less than $100,000 under the Company’s credit policy. Other real estate decreased during the first quarter 2020 due to write-downs of $0.8 million and sales of $0.5 million.

The Company recorded a provision for credit losses of $22.3 million for the first quarter 2020 compared to $1.3 million for the linked quarter and $1.5 million for the first quarter 2019, respectively. The increase in the provision for credit losses in the first quarter 2020 was primarily due to a change in economic forecasts, which worsened significantly in March due to the COVID-19 pandemic, the resulting slow-down of business activity and rise in unemployment. To the extent that the Company does not recognize charge-offs and economic forecasts improve in future periods, the Company could recognize a reversal of provision for credit losses. Conversely, if economic conditions and the Company’s forecast continue to worsen, the Company could recognize elevated levels of provision for credit losses.

Deposits
The following table presents deposits broken out by type for the most recent five quarters:

	Quarter ended
($ in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Noninterest-bearing accounts	$1,354,571	$1,327,348	$1,295,450	$1,181,577	$1,186,508
Interest-bearing transaction accounts	1,389,603	1,367,444	1,307,855	1,392,586	1,389,826
Money market and savings accounts	2,479,828	2,249,784	2,201,052	2,162,605	2,156,031
Brokered certificates of deposit	170,667	215,758	209,754	213,138	180,788
Other certificates of deposit	595,237	610,689	610,269	609,432	623,960
Total deposit portfolio	$5,989,906	$5,771,023	$5,624,380	$5,559,338	$5,537,113

Noninterest-bearing deposits to total deposits	22.6%	23.0%	23.0%	21.3%	21.4%

Total deposits at March 31, 2020 were $6.0 billion, an increase of $218.9 million from December 31, 2019, and an increase of $452.8 million from March 31, 2019.

Core deposits, defined as total deposits excluding certificates of deposits, were $5.2 billion at March 31, 2020, an increase of $279.4 million from the linked quarter. Noninterest-bearing deposits were $1.4 billion at March 31, 2020, an increase of $27.2 million compared to December 31, 2019, and an increase of $168.1 million compared to March 31, 2019. The total cost of deposits was 0.68% for the current quarter compared to 0.81% and 1.02% for the linked quarter and prior year quarter, respectively.

Noninterest Income
Total noninterest income for first quarter 2020 was $13.4 million, a decrease of $1.0 million from the linked quarter, and an increase of $4.2 million from the first quarter 2019. The decrease from the linked quarter is from lower tax credit income that typically peaks in the fourth quarter of the year. Income from the Company’s customer swap program continued to expand, totaling $1.1 million in the first quarter 2020, compared to $0.8 million in the linked quarter and $0.2 million in the first quarter 2019. The Company also recognized $0.7 million from a bank-owned life insurance claim in the first quarter 2020. The increase from the prior year quarter was driven by contributions from a full quarter of Trinity’s operations in 2020.

Noninterest Expenses
Noninterest expenses were $38.7 million for the first quarter 2020, compared to $38.4 million for the linked quarter, and $39.8 million for the first quarter 2019. The increase from the linked quarter is primarily due to merit increases and the reset of annual payroll tax limits, offset by a decrease in variable compensation. In the first quarter 2020, variable compensation accruals were decreased commensurate with the decrease in profitability. The decrease in noninterest expense from the first quarter 2019 was primarily due to a decline in merger-related expenses following the acquisition of Trinity, offset by a full quarter of Trinity’s operating expense in 2020.

The Company’s core efficiency ratio6 was 51.2% for the quarter ended March 31, 2020, compared to 50.7% for the linked quarter and 54.1% for the prior year period.
6 Core efficiency ratio is a non-GAAP measure. Refer to discussion and reconciliation of this measure in the accompanying financial tables.

Income Taxes
The Company’s effective tax rate was 19% for the quarter ended March 31, 2020 compared to 20% for the linked quarter and prior year quarter, respectively.

Capital
The following table presents various EFSC capital ratios:

	Quarter ended
Percent	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Total risk-based capital to risk-weighted assets	12.85%	12.90%	12.72%	12.62%	12.86%
Tier 1 capital to risk weighted assets	11.03	11.40	11.17	11.06	11.25
Common equity tier 1 capital to risk-weighted assets	9.58	9.90	9.64	9.51	9.64
Tangible common equity to tangible assets[7]	8.42	8.89	8.54	8.43	8.35

[7] Tangible common equity to tangible assets is a non-GAAP measure. Refer to discussion and reconciliation of this measure in the accompanying financial tables.

Capital ratios for the current quarter are subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review.

Use of Non-GAAP Financial Measures
The Company’s accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as core net interest income, core net interest margin, tangible common equity, core efficiency ratios, ROATCE, PTPP, and the tangible common equity ratio, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position, or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

The Company considers its core net interest income, core net interest margin, core efficiency ratio, ROATCE, PTPP, and the tangible common equity ratio, collectively “core performance measures,” presented in this earnings release and the included tables as important measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of non-core acquired loans, which were acquired from the FDIC and previously covered by shared-loss agreements, and the related income and expenses, the impact of certain non-comparable items, and the Company’s operating performance on an ongoing basis. Core performance measures include contractual interest on non-core acquired loans, but exclude incremental accretion on these loans. Core performance measures also exclude expenses directly related to non-core acquired loans. Core performance measures also exclude certain other income and expense items, such as merger related expenses, facilities charges, and the gain or loss on sale of investment securities, the Company believes to be not indicative of or useful to measure the Company’s operating performance on an ongoing basis. The attached tables contain a reconciliation of these core performance measures to the GAAP measures. The Company believes that the tangible common equity ratio provides useful information to investors about the Company’s capital strength even though it is considered to be a non-GAAP financial measure and is not part of the regulatory capital requirements to which the Company is subject.

The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company’s performance and capital strength. The Company’s management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company’s operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the attached tables, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measures for the periods indicated.

Conference Call and Webcast Information
The Company will host a conference call and webcast at 10:00 a.m. Central Time on Tuesday, April 21, 2020. During the call, management will review the first quarter of 2020 results and related matters. This press release as well as a related slide presentation will be accessible on the Company’s website at www.enterprisebank.com under “Investor Relations” prior to the scheduled broadcast of the conference call. The call can be accessed via this same website page, or via telephone at 1-800-458-4148 (Conference ID #2361796). A recorded replay of the conference call will be available on the website two hours after the call’s completion. Visit http://bit.ly/EFSC1Q2020earnings and register to receive a dial in number, passcode, and pin number. The replay will be available for approximately two weeks following the conference call.

About Enterprise
Enterprise Financial Services Corp (Nasdaq: EFSC), with approximately $7 billion in assets, is a financial holding company headquartered in Clayton, Missouri. Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of EFSC, operates 34 branch offices in Arizona, Kansas, Missouri and New Mexico. Enterprise Bank & Trust offers a range of business and personal banking services and wealth management services. Enterprise Trust, a division of Enterprise Bank & Trust, provides financial planning, estate planning, investment management and trust services to businesses, individuals, institutions, retirement plans and non-profit organizations. Additional information is available at www.enterprisebank.com.

Enterprise Financial Services Corp’s common stock is traded on the Nasdaq Stock Market under the symbol “EFSC.” Please visit our website at www.enterprisebank.com to see our regularly posted material information.

Forward-looking Statements
Readers should note that, in addition to the historical information contained herein, this press release contains “forward-looking statements” within the meaning of, and intended to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, shareholder value creation and the impact of acquisitions.

Forward-looking statements include, but are not limited to, statements about the Company’s plans, expectations, and projections of future financial and operating results, as well as statements regarding the Company’s plans, objectives, expectations or consequences of announced transactions. The Company uses words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “could,” “continue,” and “intend”, and variations of such words and similar expressions, in this release to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. The COVID-19 pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways.  Other factors that could cause or contribute to such differences include, but are not limited to, the Company’s ability to efficiently integrate acquisitions into its operations, retain the customers of these businesses and grow the acquired operations, as well as credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, the Company’s ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting policies and practices or accounting standards, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the Current Expected Credit

Loss (“CECL”) model, which changed how we estimate credit losses and may increase the required level of our allowance for credit losses after adoption on January 1, 2020, uncertainty regarding the future of LIBOR, natural disasters, war or terrorist activities, or pandemics, or the outbreak of COVID-19 or similar outbreaks, and their effects on economic and business environments in which we operate, as well as other risk factors described in the Company’s 2019 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission (the “SEC”). Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

For more information contact
Investor Relations: Keene Turner, Executive Vice President and CFO (314) 512-7233
Media: Karen Loiterstein, Senior Vice President (314) 512-7141

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	Quarter ended
(in thousands, except per share data)	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
EARNINGS SUMMARY
Net interest income	$63,368	$61,613	$63,046	$61,715	$52,343
Provision for credit losses	22,264	1,341	1,833	1,722	1,476
Noninterest income	13,408	14,418	13,564	11,964	9,230
Noninterest expense	38,673	38,354	38,239	49,054	39,838
Income before income tax expense	15,839	36,336	36,538	22,903	20,259
Income tax expense	2,971	7,246	7,469	4,479	4,103
Net income	$12,868	$29,090	$29,069	$18,424	$16,156

Diluted earnings per share	$0.48	$1.09	$1.08	$0.68	$0.67
Return on average assets	0.70%	1.58%	1.60%	1.05%	1.10%
Return on average common equity	5.98	13.43	13.66	9.09	9.89
Return on average tangible common equity	8.22	18.54	19.08	12.92	12.93
Net interest margin (tax equivalent)	3.79	3.68	3.81	3.86	3.87
Core net interest margin (tax equivalent)[1]	3.71	3.64	3.69	3.80	3.79
Efficiency ratio	50.37	50.45	49.91	66.58	64.70
Core efficiency ratio[1]	51.21	50.73	51.73	53.30	54.06

Total assets	$7,500,643	$7,333,791	$7,346,791	$7,181,855	$6,932,757
Total average assets	7,363,605	7,322,496	7,222,357	7,057,605	5,956,086
Total deposits	5,989,906	5,771,023	5,624,380	5,559,338	5,537,113
Total average deposits	5,837,717	5,756,292	5,597,343	5,582,072	4,699,490
Period end common shares outstanding	26,161	26,543	26,613	26,906	26,878
Dividends per common share	$0.18	$0.17	$0.16	$0.15	$0.14
Tangible book value per common share	$23.38	$23.76	$22.82	$21.74	$20.80
Tangible common equity to tangible assets[1]	8.42%	8.89%	8.54%	8.43%	8.35%
Total risk-based capital to risk-weighted assets	12.85	12.90	12.72	12.62	12.86

[1]Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended
($ in thousands, except per share data)	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$76,688	$77,238	$81,078	$79,201	$67,617
Total interest expense	13,320	15,625	18,032	17,486	15,274
Net interest income	63,368	61,613	63,046	61,715	52,343
Provision for credit losses	22,264	1,341	1,833	1,722	1,476
Net interest income after provision for credit losses	41,104	60,272	61,213	59,993	50,867

NONINTEREST INCOME
Deposit service charges	3,143	3,254	3,246	3,366	2,935
Wealth management revenue	2,501	2,618	2,661	2,661	1,992
Card services revenue	2,247	2,409	2,494	2,461	1,790
Tax credit income	2,036	3,425	1,238	572	158
Gain (loss) on sale of investment securities	4	(94)	337	—	—
Other income	3,477	2,806	3,588	2,904	2,355
Total noninterest income	13,408	14,418	13,564	11,964	9,230

NONINTEREST EXPENSE
Employee compensation and benefits	21,685	20,411	20,845	20,687	19,352
Occupancy	3,347	3,461	3,179	3,188	2,637
Merger-related expenses	—	—	393	10,306	7,270
Other	13,641	14,482	13,822	14,873	10,579
Total noninterest expense	38,673	38,354	38,239	49,054	39,838

Income before income tax expense	15,839	36,336	36,538	22,903	20,259
Income tax expense	2,971	7,246	7,469	4,479	4,103
Net income	$12,868	$29,090	$29,069	$18,424	$16,156

Basic earnings per share	$0.49	$1.10	$1.09	$0.69	$0.68
Diluted earnings per share	0.48	1.09	1.08	0.68	0.67

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended
($ in thousands)	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
BALANCE SHEETS
ASSETS
Cash and due from banks	$98,619	$74,769	$153,730	$106,835	$85,578
Interest-earning deposits	88,794	96,217	106,747	85,315	139,389
Debt and equity investments	1,382,149	1,354,527	1,354,986	1,328,767	1,198,413
Loans held for sale	8,430	5,570	6,281	1,437	654

Loans	5,457,517	5,314,337	5,228,014	5,149,497	5,017,077
Less: Allowance for loan losses	92,187	43,288	44,555	43,822	43,095
Total loans, net	5,365,330	5,271,049	5,183,459	5,105,675	4,973,982

Fixed assets, net	59,358	60,013	59,216	58,888	60,301
Goodwill	210,344	210,344	211,251	211,251	207,632
Intangible assets, net	24,585	26,076	27,626	29,201	31,048
Other assets	263,034	235,226	243,495	254,486	235,760
Total assets	$7,500,643	$7,333,791	$7,346,791	$7,181,855	$6,932,757

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$1,354,571	$1,327,348	$1,295,450	$1,181,577	$1,186,508
Interest-bearing deposits	4,635,335	4,443,675	4,328,930	4,377,761	4,350,605
Total deposits	5,989,906	5,771,023	5,624,380	5,559,338	5,537,113
Subordinated debentures	141,336	141,258	141,179	141,100	140,668
FHLB advances	222,000	222,406	461,426	389,446	180,466
Other borrowings	205,918	265,172	199,634	198,104	212,171
Other liabilities	95,047	66,747	74,077	68,366	64,504
Total liabilities	6,654,207	6,466,606	6,500,696	6,356,354	6,134,922
Shareholders’ equity	846,436	867,185	846,095	825,501	797,835
Total liabilities and shareholders’ equity	$7,500,643	$7,333,791	$7,346,791	$7,181,855	$6,932,757

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended
($ in thousands)	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
LOAN PORTFOLIO
Commercial and industrial	$2,469,013	$2,361,157	$2,303,495	$2,265,480	$2,227,050
Commercial real estate	2,048,357	1,997,321	1,967,888	1,940,958	1,870,040
Construction real estate	469,627	457,273	433,486	404,557	369,365
Residential real estate	346,758	366,261	386,173	409,200	432,902
Consumer and other	123,762	132,325	136,972	129,302	117,720
Total loans	$5,457,517	$5,314,337	$5,228,014	$5,149,497	$5,017,077

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$1,354,571	$1,327,348	$1,295,450	$1,181,577	$1,186,508
Interest-bearing transaction accounts	1,389,603	1,367,444	1,307,855	1,392,586	1,389,826
Money market and savings accounts	2,479,828	2,249,784	2,201,052	2,162,605	2,156,031
Brokered certificates of deposit	170,667	215,758	209,754	213,138	180,788
Other certificates of deposit	595,237	610,689	610,269	609,432	623,960
Total deposit portfolio	$5,989,906	$5,771,023	$5,624,380	$5,559,338	$5,537,113

AVERAGE BALANCES
Total loans	$5,352,243	$5,279,500	$5,178,009	$5,095,181	$4,511,387
Debt and equity investments	1,346,968	1,322,017	1,312,860	1,246,529	896,936
Interest-earning assets	6,791,459	6,704,506	6,604,083	6,453,001	5,510,489
Total assets	7,363,605	7,322,496	7,222,357	7,057,605	5,956,086
Deposits	5,837,717	5,756,292	5,597,343	5,582,072	4,699,490
Shareholders’ equity	865,035	859,674	843,974	813,106	662,454
Tangible common equity[1]	629,390	622,502	604,331	571,890	506,560

YIELDS (tax equivalent)
Total loans	5.06%	5.08%	5.47%	5.49%	5.50%
Debt and equity investments	2.90	2.91	2.90	2.95	2.84
Interest-earning assets	4.58	4.60	4.90	4.95	4.99
Interest-bearing deposits	0.88	1.05	1.20	1.21	1.33
Total deposits	0.68	0.81	0.94	0.94	1.02
Subordinated debentures	5.46	5.46	5.50	5.57	5.38
FHLB advances and other borrowed funds	1.33	1.57	1.99	2.07	1.75
Interest-bearing liabilities	1.05	1.23	1.41	1.42	1.49
Net interest margin	3.79	3.68	3.81	3.86	3.87
1Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended
(in thousands, except per share data)	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
ASSET QUALITY
Net charge-offs	$1,183	$2,544	$1,070	$970	$1,826
Nonperforming loans	37,204	26,425	15,569	19,842	9,607
Classified assets	104,754	85,897	93,984	91,715	79,750
Nonperforming loans to total loans	0.68%	0.50%	0.30%	0.39%	0.19%
Nonperforming assets to total assets	0.56	0.45	0.33	0.42	0.24
Allowance for loan losses to total loans	1.69	0.81	0.85	0.85	0.86
Allowance for loan losses to nonperforming loans	247.8	163.8	286.2	220.9	448.6
Net charge-offs to average loans (annualized)	0.09	0.19	0.08	0.08	0.16

WEALTH MANAGEMENT
Trust assets under management	$1,445,521	$1,671,082	$1,583,260	$1,627,050	$1,587,627
Trust assets under administration	2,139,673	2,524,478	2,404,950	2,428,551	2,405,673

MARKET DATA
Book value per common share	$32.36	$32.67	$31.79	$30.68	$29.68
Tangible book value per common share[1]	23.38	23.76	22.82	21.74	20.80
Market value per share	27.91	48.21	40.75	41.60	40.77
Period end common shares outstanding	26,161	26,543	26,613	26,906	26,878
Average basic common shares	26,473	26,540	26,778	26,887	23,927
Average diluted common shares	26,539	26,668	26,868	26,940	24,083

CAPITAL
Total risk-based capital to risk-weighted assets	12.85%	12.90%	12.72%	12.62%	12.86%
Tier 1 capital to risk-weighted assets	11.03	11.40	11.17	11.06	11.25
Common equity tier 1 capital to risk-weighted assets	9.58	9.90	9.64	9.51	9.64
Tangible common equity to tangible assets[1]	8.42	8.89	8.54	8.43	8.35

[1]Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Quarter ended
($ in thousands)	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
CORE PERFORMANCE MEASURES
Net interest income	$63,368	$61,613	$63,046	$61,715	$52,343
Less: Incremental accretion income	1,273	576	2,140	910	1,157
Core net interest income	62,095	61,037	60,906	60,805	51,186

Total noninterest income	13,408	14,418	13,564	11,964	9,230
Less: Other income from non-core acquired assets	—	4	1,001	2	365
Less: Gain on sale of investment securities	4	(94)	337	—	—
Less: Other non-core income	—	—	—	266	—
Core noninterest income	13,404	14,508	12,226	11,696	8,865

Total core revenue	75,499	75,545	73,132	72,501	60,051

Total noninterest expense	38,673	38,354	38,239	49,054	39,838
Less: Other expenses related to non-core acquired loans	12	33	18	103	103
Less: Merger-related expenses	—	—	393	10,306	7,270
Core noninterest expense	38,661	38,321	37,828	38,645	32,465

Core efficiency ratio	51.21%	50.73%	51.73%	53.30%	54.06%

NET INTEREST MARGIN TO CORE NET INTEREST MARGIN (TAX EQUIVALENT)
Net interest income	$63,978	$62,141	$63,483	$62,109	$52,595
Less: Incremental accretion income	1,273	576	2,140	910	1,157
Core net interest income	$62,705	$61,565	$61,343	$61,199	$51,438

Average earning assets	$6,791,459	$6,704,506	$6,604,083	$6,453,005	$5,510,489
Reported net interest margin	3.79%	3.68%	3.81%	3.86%	3.87%
Core net interest margin	3.71	3.64	3.69	3.80	3.79

	Quarter ended
($ in thousands)	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
SHAREHOLDERS’ EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS
Shareholders’ equity	$846,436	$867,185	$846,095	$825,501	$797,835
Less: Goodwill	210,344	210,344	211,251	211,251	207,632
Less: Intangible assets	24,585	26,076	27,626	29,201	31,048
Tangible common equity	$611,507	$630,765	$607,218	$585,049	$559,155

Total assets	$7,500,643	$7,333,791	$7,346,791	$7,181,855	$6,932,757
Less: Goodwill	210,344	210,344	211,251	211,251	207,632
Less: Intangible assets	24,585	26,076	27,626	29,201	31,048
Tangible assets	$7,265,714	$7,097,371	$7,107,914	$6,941,403	$6,694,077

Tangible common equity to tangible assets	8.42%	8.89%	8.54%	8.43%	8.35%

	Quarter ended
($ in thousands)	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
AVERAGE SHAREHOLDERS’ EQUITY AND AVERAGE TANGIBLE COMMON EQUITY
Average shareholder’s equity	$865,035	$859,674	$662,454
Less average goodwill	210,344	210,344	141,422
Less average intangible assets	25,301	26,828	14,472
Average tangible common equity	$629,390	$622,502	$506,560

	Quarter Ended
($ in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
CALCULATION OF PRE-TAX, PRE-PROVISION INCOME
Net interest income	$63,368	$61,613	$63,046	$61,715	$52,343
Noninterest income	13,408	14,418	13,564	11,964	9,230
Noninterest expense	38,673	38,354	38,239	49,054	39,838
PTPP income	38,103	37,677	38,371	24,625	21,735
Provision for credit losses	22,264	1,341	1,833	1,722	1,476
Income before income tax expense	15,839	36,336	36,538	22,903	20,259
Income tax expense	2,971	7,246	7,469	4,479	4,103
Net income	$12,868	$29,090	$29,069	$18,424	$16,156